                                                                   EXHIBIT 10.13



                 AMENDMENT NO. 1 TO THE LEASE AGREEMENT BETWEEN

                    TOP I PROPERTY HOLDINGS, L.P., AS LESSOR

                                      AND

                       EDIFY CORPORATION, INC., AS LESSEE

WHEREAS Lessor and Lessee entered into a certain Lease Agreement dated August 26, 1996 (hereinafter referred to as the "Lease"), whereas Lessor leased to Lessee space consisting of 4,233 square feet known as Suite 310 (hereinafter referred to as the "Original Premises") in the building known as Office Alpha, 13140 Coit Rd., Dallas, Texas 75240 (hereinafter referred to as the "Building") and;

WHEREAS, TOP I Property Holdings, L.P., a Delaware limited partnership has substantially succeeded the interest of CleveTrust Realty Investors, and as hereinafter referred, the term Lessor shall mean TOP I Property Holdings, L.P., a Delaware Limited Partnership; and

WHEREAS, Lessor and Lessee desire to amend the Lease to increase the Premises by 1,691 square feet as follows (hereinafter referred to as the "Expansion Space") known as Suite 309;

NOW THEREFORE in consideration of the mutual benefits to accrue to each of the Parties, it is hereto agreed as follows;

1. Effective October 1, 1998 the term "Premises" shall be revised to show a total of 5,924 square feet.

2. Effective the earlier of October 1, 1998 or the date Tenant occupies the Expansion Space the Base Rental as detailed in paragraph 2.1 and the Addendum of the Lease is hereby modified as follows:

     Period                  Period Base Rent              Monthly Installment
     10-1-98/9-30-99              80,612                        $6,717.67
     10-1-99/9-30-00              82,724                        $6,893.67

3. Tenant's security deposit shall be increased from $4,374 to $6,893.67 and $2,519.67 shall be due and payable upon execution of this Amendment.

4. The Work Letter and Exhibit D of the Lease have been completed and are therefore null and void. The attached Exhibit "B", "B-1" and "B-2" details the Allowance provided by Lessor for the refurbishment to the Expansion Space.

5. Paragraph 4 of the Addendum to the lease, Parking is hereby amended to show a total of three (3) covered parking spaces at no cost and fifteen
     (15) surface spaces at no cost.

Except as herein expressly changed or amended, all the terms, conditions, and covenants of the Lease shall remain in full force and effect.

Witness the signatures of the Parties this the 27th day of August, 1998.

TENANT:                            Lessor:

Edify Corporation                  TOP I Property Holdings, L.P., a Delaware
                                   limited partnership


By: /s/ WARREN JAQUES              By:  Transwestern Investment Company, L.L.C.,
    --------------------------          as agent
Name: Warren Jaques
Title: Corp Services


                                   By: /s/ DIRK DEGANAARS
                                       ----------------------------------
                                   Name: Dirk Deganaars
                                   Title: Vice President

                                  EXHIBIT "A"

                            PREMISES/EXPANSION SPACE




                               [MAP OF PREMISES]

                                  EXHIBIT "B"
                             WORK LETTER AGREEMENT

     This Work Letter Agreement supplements and is hereby incorporated in that certain lease (hereinafter referred to as the "Lease") dated and executed concurrently herewith by and between TOP I Property Holdings, L.P., (hereinafter referred to as "Lessor") and Edify Corporation, (hereinafter referred to as "Lessee") with the terms defined in the Lease to have the same definition where used herein.

     1. The Premises are leased to Lessee in their "AS IS" condition and this Work Letter Agreement is intended to set forth the obligations of Lessor and Lessee with respect to the preparation of the Premises for Lessee's occupancy. All improvements described in this Work Letter Agreement to be constructed in and upon the Premises are hereinafter referred to as the "Lessee Improvements." It is agreed that construction of the Lessee Improvements will be completed in accordance with the procedures set forth in this Work Letter Agreement.

     2. Lessee shall devote such time in consultation with Lessor or Lessor's agent as may be required to provide all necessary information to Lessor or Lessor's agent as Lessor deems necessary in order to enable Lessor to complete, and obtain Lessee's written approval of, the final layout, drawings, and plans for the Premises. If Lessee fails to furnish any such information, or fails to approve layout, drawings, or plans within five (5) Business Days after written request, Lessor may, at its election, be discharged of its obligations under this Work Letter Agreement, but the same shall not affect or diminish Lessee's duties and obligations set forth in the Lease, and Lessee agrees to pay on demand all costs and expenses and increased unit prices incurred by Lessor on account of Lessee's failure to furnish such information and approved drawings within such prescribed times. All of Lessee's plans and specifications shall be subject to Lessor's consent, the granting or denial of which shall be in Lessor's sole discretion.

     3. Space planning and construction drawings, and when deemed necessary by Lessor, engineering drawings, shall be prepared by Lessor's architect. Lessor shall bear the cost of the initial space planning drawings, to include one revision, which shall be prepared by Lessor's architect. Unless otherwise provided in Exhibit "D-2", Lessee shall pay for additional space planning services beyond those specified above, for Lessor's standard construction and engineering drawings covering Lessor's Building Standard materials as defined in Exhibit "D-1", and for any nonstandard construction and engineering drawings, or any additional costs for drawings occasioned by special installation other than Building Standard. Lessee may pay for such services out of the Allowance, if any, provided in Exhibit "D-2". Lessee shall furthermore be responsible for the design, function and maintenance of all special improvements, whether installed by Lessor at Lessee's request or installed by Lessee with Lessor's prior written approval. Lessee shall use the Building Standard materials unless other materials are expressly approved in writing by Lessor.

     4. Prior to commencing any construction of Lessee Improvements, Lessor shall submit to Lessee a written estimate setting forth the anticipated cost of the Lessee Improvements (excluding any costs which may be specified herein or in Exhibit "D-2" as being borne by Lessor), including but not limited to labor and materials, contractor's fees (Lessor's construction management fees), permit fees, and space planning, construction, and engineering drawing costs which are the responsibility of Lessee. Within five (5) Business Days Lessee shall either notify Lessor in writing of its approval of the cost estimate, or specify its objections thereto and desired changes to the proposed Lessee Improvements. In the event Lessee notifies Lessor of such objections and desired changes, Lessee shall work with Lessor to reach acceptable plans and cost estimate; provided, however, if Lessee fails to give written approval of a cost estimate within ten (10) Business Days following delivery to Lessee of the original cost estimate, Lessee shall be chargeable with one day of Delay for each day thereafter until Lessee provides to Lessor in writing its approval of a cost estimate.

     5. In the event Lessor's estimate and/or the actual cost of construction shall exceed the Allowance, (as defined in Exhibit "D-2" attached hereto), if any (such amounts exceeding the Allowance being herein referred to as the "Excess Costs"), Lessee shall pay to Lessor such Excess Costs as follows:

          (a) Lessee shall deliver to Lessor, with its approval of the Lessor's estimate, and in any event prior to commencement of construction, an amount equal to fifty percent (50%) of the Excess Costs as then estimated by Lessor.

          (b) After substantial completion of the Lessee Improvements, but prior to occupancy of the Premises by Lessee, Lessee shall pay to Lessor on demand an amount which when added to the initial payment described in subparagraph (a) above equals ninety percent (90%) of the Excess Costs as then estimated by Lessor.

          (c) As soon as the final accounting can be prepared and submitted to Lessee, Lessee shall pay on demand to Lessor the entire balance of the Excess Costs based upon the actual cost of construction.

The statements of costs submitted to Lessor by Lessor's contractors shall be conclusive for purposes of determining the actual cost of the items described therein. The amounts payable hereunder constitute other rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of default under the Lease.

     6. If Lessee shall request any change, addition or alteration in the working drawings, after approval by Lessor and Lessee, Lessor shall have such working drawings prepared, and Lessee shall promptly reimburse Lessor for the cost thereof. Promptly upon completion of the revisions, Lessor shall notify Lessee in writing of the cost which will be chargeable to Lessee by reason of such change, addition or deletion. Lessee shall, within three (3) Business Days, notify Lessor in writing whether it desires to proceed with such change, addition or deletion. In the absence of such written authorization, Lessor shall have the option to continue work on the Premises disregarding the requested change, addition or alteration, or Lessor may elect to discontinue work on the Premises, in which event Lessee shall be chargeable with a Delay in completion of the Premises resulting therefrom in accordance with Paragraph 3(a) of the Lease. In the event such revisions result in a higher estimate of the cost of construction, Lessee shall pay to Lessor an amount sufficient to provide Lessor with the above described fifty percent (50%) (or if applicable ninety percent (90%)) payment toward Excess Costs.

     7. Following approval of the plans and the payment by Lessee of the required portion of the Excess Costs, if any, Lessor shall cause the Lessee Improvements to be constructed in accordance with the approved plans. Unless otherwise specifically provided in the approved plans, all material used in the construction of the Lessee's Improvements shall be of such quality as determined by the Lessor's architect. Lessor shall notify Lessee of substantial completion of the Lessee Improvements.

                                 EXHIBIT "B-1"

1.   The Building Standard (herein so called) materials are the following:

     A.   FLOORING:                Grade and quality of carpeting to be selected by Lessor,
                                   with color to be selected by Lessee from those offered
                                   by Lessor.

     B.   WINDOW COVERING:         At Lessor's option, miniblinds or drapes in Lessor's
                                   uniform color.

     C.   CEILING:                 Acoustical tiles - Grid system.

     D.   PARTITIONS:              Sheetrock partitions with tape, bed, texture and paint
                                   finish, and/or vinyl pre-clad sheetrock.

     E.   DOORS:                   Solid core door with metal frame and hardware.

     F.   ELECTRICAL POWER:        Standard 110 volt duplex wall-OUTLETS; mounted
                                   convenience outlets.

     G.   LIGHT SWITCHES:          Single pole light switches.

     H.   TELEPHONE FACILITIES:    Standard unwired telephone outlets (ring and string)
                                   mounted on partitions. Lessee must make timely
                                   arrangements for telephone installation and is
                                   responsible for all charges related to such installation.

     I.   LIGHT FIXTURES:          Recessed fluorescent lighting fixtures.

                                 EXHIBIT "B-2"


Lessor agrees to provide Lessee an allowance (the "Allowance") of $3.00 per square foot of Rentable Area in the Premises (which for purposes hereof is agreed to be 1,691 square feet), being the total sum of $5,073.00 toward the cost of the Lessee Improvements. Lessee shall not be entitled to any credit for any amount not applied to the cost of the Lessee Improvements. In the event the Allowance shall not sufficient to complete the improvements contemplated by the approved plans, Lessee shall pay the Excess Costs as prescribed in Exhibit "D".